Exhibit 99.1
D-Wave Introduces Quantum Blockchain Architecture, Featuring Enhanced Security and Efficiency over Classical Computing

•New D-Wave research paper, “Blockchain with Proof of Quantum Work,” presents a novel blockchain architecture that leverages the company’s quantum supremacy achievement
•Research shows D-Wave’s quantum computers could significantly reduce electricity needed to run blockchain
•New “Proof of Quantum” algorithm presented in paper adds enhanced layer of security
•Company successfully executes first-ever demonstration of distributed quantum computing, deploying blockchain across four cloud-based annealing quantum computers in North America

PALO ALTO, Calif. – March 20, 2025 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services, today announced that it has published a new research paper introducing a novel blockchain architecture that uses techniques from its quantum supremacy demonstration. By adding quantum to traditional blockchain computation, the new architecture could enhance blockchain security and efficiency. As part of this research, D-Wave scientists deployed the blockchain architecture across four of its cloud-based annealing quantum computers in Canada and the United States, performing distributed quantum computing for the first time.

The new research paper, “Blockchain with Proof of Quantum Work,” highlights how D-Wave built and tested a “proof of quantum” algorithm that uses quantum computation to generate and validate blockchain hashes. Blockchains rely on hashing, a mathematical function that acts like a digital fingerprint. Hashing is used to encrypt transactions, and "proof of work" algorithms validate those transactions. Classical computers currently used for hashing and proof of work consume significant amounts of electricity. Each year, the power consumption of Bitcoin alone—just one application of blockchain— is estimated to be comparable to the power consumption of the entire country of Poland. D-Wave’s research indicates that using quantum computation for hashing and proof of work could require a fraction of the electricity used by classical resources alone and potentially reduce electricity costs by up to a factor of 1,000.

“In an industry first, D-Wave is delivering an exciting new quantum blockchain architecture with potential for broad usage across businesses,” said Dr. Alan Baratz, CEO of D-Wave. “Coming off the heels of our recent quantum supremacy demonstration, this serves as yet another example of how D-Wave is helping customers realize the value of quantum computing now. We invite the blockchain community to work with us to utilize this exciting new use case for quantum computing.”

The paper introduces a new quantum-powered method to securely and efficiently create hashes by mapping mathematical functions to the complex programmable spin glasses simulated in D-Wave's recent supremacy demonstration. The proof of quantum algorithm presented in the paper is designed to incorporate hashes generated by a quantum computer, excluding classical computation from the process and adding an enhanced layer of security.

“This is the first time a blockchain has successfully operated on a distributed network of four quantum computers across two countries,” said Dr. Mohammad Amin, chief scientist at D-Wave. “Despite spanning two generations of D-Wave annealing quantum computers with different architectures and fabrication stacks, the systems’ outputs were able to cross-validate each other and facilitate stable blockchain operation for thousands of transaction blocks. We believe that this approach could significantly reduce energy consumption and enhance security.”

Initially developed to enable cryptocurrencies such as Bitcoin, blockchain technology has a diverse range of applications across supply chain management, healthcare, identity verification, and decentralized finance.

The D-Wave™ annealing quantum computers used in the Company’s recent quantum supremacy demonstration and this new blockchain research are available for customers to use today via D-Wave's LeapTM real-time quantum cloud service. D-Wave plans to continue to drive the development of this capability and work with partners to bring to market products based on this new blockchain architecture.

To learn more about partnering with D-Wave to develop secure and sustainable products for distributed trust visit: dwavequantum.com/blockchain

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our 5,000+ qubit Advantage™ quantum computers, the world’s largest, are available on-premises or via the cloud, supported by 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our Advantage systems and Advantage2TM prototypes to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contacts:

D-Wave
Alex Daigle
media@dwavesys.com